EXHIBIT 12

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                  SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES


                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)



                                                    Three Months Ended March 31,                         Years Ended December 31,


                                                      1996       1995         1995      1994       1993         1992         1991
                                                      ----       ----         ----      ----       ----         ----         ----

                                                                                              (In Thousands)

Earnings from Continuing Operations:
    Income (loss) before income taxes                $41,898   $47,032      $134,124  $ 76,098   $127,617     $126,691      $119,326
    Fixed charges (see computation below)             12,418    11,849        49,679    48,385     59,171       49,131        46,596
                                                     -------   -------       -------  --------   --------     --------      --------
Total Earnings Available for Fixed Charges           $54,316   $58,881      $183,803  $124,483   $186,788     $175,822      $165,922
                                                     =======   =======      ========  ========   ========     ========      ========


Fixed Charges:
    Interest expense before deducting
       interest capitalized                          $11,920   $11,184      $ 46,859   $ 45,900  $ 56,599     $ 46,298      $ 42,957
    Rentals(b)                                           498       665         2,820      2,485     2,572        2,833         3,639
                                                        ----   -------        ------   --------  --------     --------      --------
                                                     $12,418   $11,849      $ 49,679   $ 48,385  $ 59,171     $ 49,131      $ 46,596
                                                     =======   =======      ========   ========  ========     ========      ========


Ratio of Earnings to Fixed Charges                       4.4       5.0           3.7        2.6       3.2          3.6           3.6
                                                        ====   =======          ====   ========  ========     ========      ========




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(a) Amounts  include  the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.